Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement"), dated September 6, 2005, is made among NATIONAL PENN BANCSHARES, INC., a Pennsylvania business corporation and registered bank holding company ("NPB"); NATIONAL PENN BANK, a national banking association ("Bank"); and RICHARD C. BARRICKMAN ("Executive") (NPB and Bank are sometimes referred to herein collectively as "Employer").

BACKGROUND

1. Nittany Financial Corp. (“NF”) is a Pennsylvania business corporation and registered savings and loan holding company, and Nittany Bank is a wholly-owned banking subsidiary of NF (“Nittany Bank”).

2. Executive is presently employed by NF as its Senior Vice President - Lending pursuant to an Employment Agreement dated as of March 19, 1999, as amended on January 1, 2005 (the "Nittany Bank Employment Agreement").

3. On September 6, 2005, NPB and NF entered into an Agreement (the "Merger Agreement") providing, among other things, for the merger of NF with and into NPB (the "Merger"), to be followed, at the discretion of NPB, by the Bank Merger (as defined in the Merger Agreement). The Agreement also provides for Bank to establish, immediately after any such Bank Merger, a new banking division to be called the "Nittany Bank Division of National Penn Bank" (the "Nittany Bank Division").

4. It is the desire of the Boards of Directors of NPB and Bank that Executive continue Executive’s employment from and after the effective date of the Merger (the “Effective Date”), on the terms and conditions set forth herein, in order that the experience Executive has gained throughout Executive’s career and the management ability Executive has demonstrated will continue to be available to NPB and Bank, including Nittany Bank or the Nittany Bank Division, if and when established. Executive is willing to continue such employment, on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein, and each intending to be legally bound, NPB, Bank and Executive agree as follows:

1. Background. The matters set forth in the "Background" section of this Agreement are incorporated by reference herein.

2. Term. This Agreement shall be for a term of five (5) years (the "Term"), beginning on the Effective Date, subject to termination at any time as provided in Sections 9 through 13.

3. Position, Duties.

(a) During the Term, NPB will cause Executive to be employed as Senior Vice President - Lending of Nittany Bank or of the Nittany Bank Division. Executive acknowledges that Executive’s employment as such officer does not give rise to an obligation to maintain the Nittany Bank Division beyond that provided in the Merger Agreement. Executive accepts such employment, with such powers and duties as may from time to time be determined by NPB's Chairman or President.

(b) Executive will devote substantially all of Executive’s time and attention to, and will use Executive’s best energies and abilities in the performance of, Executive’s duties and responsibilities as prescribed in this Section 3, and will not engage in consulting work or any trade or business for Executive’s own account or for or on behalf of any other person, firm or corporation which competes, conflicts, or interferes with the performance of Executive’s duties hereunder in any way. Notwithstanding the foregoing, Executive may perform community service consistent with NPB and Bank policy and engage in activities on behalf of NPB or Bank or for Executive’s own account, including personal investment activities (excluding any personal investments in publicly-traded companies (other than NPB) with voting power equal to five percent or more); provided, however, that all such service or activities do not interfere with performance of Executive's responsibilities under this Agreement.

4. Base Compensation. Except as provided in Section 17, for all services to be performed by Executive pursuant to Section 3, Employer will pay Executive a base salary of One Hundred Thirty Five Thousand Dollars ($135,000.00) per year (pro-rated for partial years). Employer shall pay such salary to Executive in approximately equal installments during each year on the customary salary payment dates of Employer, and such salary shall be subject to applicable income tax withholding, deductions required by law, and other deductions authorized by Executive. Executive shall not be entitled to any additional compensation for service as a director or committee member of NPB, Bank, the Nittany Bank Division or any other affiliated company. Employer will evaluate Executive's performance annually, and Executive shall be eligible for annual merit increases in base salary in the discretion of NPB and Bank. A base salary increase (if any) shall, when it takes effect, become the new minimum base salary required thereafter by this Section 4.

5. Health Insurance, Benefit Plans, Stock Compensation Plans, etc.

(a) In addition to the compensation payable to Executive pursuant to Section 4 hereof, Executive shall be entitled during the time this Agreement is in effect to participate in all health insurance and benefit plans, group insurance, salary reduction (401(k)) plans, employee stock purchase plans or other plans (other than pension plans) providing benefits applicable generally to employees of NPB or Bank which are presently in force or which may hereafter be adopted by NPB or Bank.

(b) Executive shall also be eligible during the time this Agreement is in effect for receipt of stock options, restricted stock, or other equity awards, commensurate with Executive’s positions with NPB and Bank, pursuant to NPB's Long-Term Incentive Compensation Plan or any successor or additional stock option plan or stock compensation plan which may hereafter be adopted by NPB for officers and other key employees of NPB and its subsidiaries. Any discretionary terms of grants or awards to Executive (other than with respect to amount) shall be consistent with grants or awards to other senior officers generally.

6. Bonuses. As additional compensation for services rendered hereunder, Executive shall be entitled to participate in such Financial Performance Incentive Plan as NPB may establish from time to time for the Nittany Bank Division (the “Nittany Incentive Plan”).

7. Other Benefits. Except as provided in Section 17, as additional compensation for services rendered hereunder, Executive shall be entitled during the time this Agreement is in effect:

(a) To life insurance coverage and long-term disability insurance coverage at no expense to Executive, in amounts available to others in commensurate positions with Employer;

(b) To receipt of a cellular telephone allowance, in such amount as shall be determined by Employer from time to time, in Employer’s sole discretion, but in no event less than $60.00 per month; and

(c) To reasonable vacation and sick leave in accordance with Employer policy, as the same may be revised from time to time.

8. Change in Control.

(a) If a Change in Control (as defined in Section 8(b)) shall occur, and if thereafter, there shall be:

(1) At any time, any involuntary termination of Executive's employment (other than for Cause);

(2) At any time, any reduction in Executive's title, responsibilities or authority, including such title, responsibilities or authority as such may be increased from time to time;

(3) At any time, any reduction in Executive's Salary in effect immediately prior to a Change in Control, or any failure to provide Executive with benefits at least as favorable as those enjoyed by Executive under any of the pension, life insurance, medical, health and accident, disability or other employee plans of Employer in which Executive participated immediately prior to a Change in Control, or the taking of any action that would materially reduce any of such compensation or benefits in effect at the time of the Change in Control, unless such reduction relates to a reduction applicable to all employees generally;

(4) At any time, any reassignment of Executive beyond a fifty (50) mile radius from Executive's home address set forth on the signature page hereto; or

(5) At any time, any requirement that Executive travel in performance of Executive’s duties on behalf of NPB or an Affiliate for a greater period of time during any year than was required of Executive during the year preceding the year in which the Change in Control occurred;

then, at the election of Executive, exercisable by Executive within one hundred eighty (180) days of the occurrence of any of the foregoing events, Executive may resign from employment (or, if involuntarily terminated, give notice of intention to collect benefits hereunder) by delivering a notice in writing to Employer, in which case Executive shall be entitled to a lump sum cash severance payment of $135,000, which Employer shall pay to Executive within fifteen (15) days of Executive's termination of employment.

Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall the lump sum payment to Executive pursuant to this Section 8(a) be greater than an amount equal to an amount ("X") determined pursuant to the following formula:

X = (2.99A - B) x (1 + C)D.

For purposes of the foregoing formula:

A =Executive's Base Amount on the date of the Change in Control;

B =The present value of all other amounts which qualify as parachute payments under Code Section 280G(b)(2)(A) or (B) (without regard to the provisions of Code Section 280G(b)(2)(A)(ii)), such present value to be determined pursuant to the provisions of Code Section 280G;

C =60% times the lowest of the semiannual applicable federal rates (determined pursuant to Code Section 1274(d)) in effect on the date of the Change in Control; and

D =The number of whole semiannual periods plus any fraction of a semiannual period from the date of the Change in Control to the date of termination of the Executive's employment.

(b) "Change in Control" means:

(1) An acquisition by any "person" or "group" (as those terms are defined or used in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) of "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of securities of NPB representing 24.99% or more of the combined voting power of NPB's securities then outstanding;

(2) A merger, consolidation or other reorganization of Bank, except where the resulting entity is controlled, directly or indirectly, by NPB;

(3) A merger, consolidation or other reorganization of NPB, except where shareholders of NPB, immediately prior to consummation of any such transaction, continue to hold at least a majority of the voting power of the outstanding voting securities of the legal entity resulting from or existing after any such transaction and a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction are former members of NPB's Board of Directors;

(4) A sale, exchange, transfer or other disposition of substantially all of the assets of Bank to another entity, except to an entity controlled, directly or indirectly, by NPB;

(5) A sale, exchange, transfer or other disposition of substantially all of the assets of NPB to another entity, or a corporate division involving NPB; or

(6) The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who were directors of NPB on the Effective Date, together with individuals elected as directors by not less than a majority of the individuals who were directors of NPB on the Effective Date, shall cease to constitute a majority of the members of the board of directors of NPB.

(c) "Affiliate" means any corporation which is included within a "controlled group of corporations" including NPB, as determined under Code Section 1563.

(d) "Base Amount" means Executive's average annualized taxable compensation from Employer for the five years prior to the year in which a Change in Control occurs, determined in accordance with the provisions of Code Section 280G.

(e) "Code" means the Internal Revenue Code of 1986, as amended, and as the same may be amended from time to time.

(f) "Employer" includes, for purposes of Section 8 only, NPB or any Affiliate which employs Executive at any particular time.

(g) "Salary" means Executive's annual base salary, established either by contract or by the Board of Directors of Employer, prior to any reduction of such salary pursuant to any contribution to a tax-qualified plan under Section 401(k) of the Code.

(h) Executive shall not be required to mitigate the amount of any payment provided for in Section 8(a) by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 8(a) be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

9. Termination--Disability. Employer may terminate Executive's employment at any time if Executive shall be "disabled" for a period of 180 consecutive days. "Disability" means that, because of Executive's injury or sickness, Executive cannot perform each of the material duties of Executive’s regular occupation, as determined by Employer in good faith. In such event:

(a) This Agreement shall remain in effect for the remainder of the Term and terminate at the end of such Term;

(b) Employer shall continue to pay Executive the compensation set forth in Section 4 for the remainder of the Term, at the times set forth in Section 4;

(c) Employer shall continue to pay Executive the compensation set forth in Section 6, if any, at the times and for the duration set forth in the Nittany Incentive Plan; and

(d) Employer shall continue to pay Executive any amounts due to him pursuant to Section 26 hereof, at the times set forth in Section 26.

10. Termination--Death. If Executive's employment is terminated because of Executive's death:

(a) This Agreement shall terminate at that time; and

(b) Within 30 days of the date of death, Employer shall pay to Executive's designated beneficiary, in one lump sum, an amount equal to the total amount of compensation remaining to be paid to Executive pursuant to Section 4 through the remaining Term of the Agreement and Section 6 for the remaining period set forth in the Nittany Incentive Plan, plus any amounts still due pursuant to Section 26.

11. Voluntary Termination. Executive may terminate Executive’s employment with Employer at any time. In such event:

(a) This Agreement shall terminate at that time; and

(b) Employer shall not be obligated to pay Executive any further compensation pursuant to Section 4 or otherwise, except that the following shall remain due and payable by Employer to Executive notwithstanding termination of this Agreement:

(1) Section 4 compensation, if any, accrued and unpaid through the date of voluntary termination;

(2) The remaining amount payable to Executive pursuant to Section 6, if any, in accordance with the Nittany Incentive Plan; and
(3) The amount payable to Executive pursuant to Section 8, if any.

12. Termination--Cause. Nothing contained in this Agreement shall be construed to prevent Employer from terminating the employment of Executive hereunder at any time for "cause".

(a) "Cause" means the Employer's good faith reasonable belief that the Executive committed (1) fraud, theft or embezzlement, (2) falsified corporate records, (3) disseminated confidential information concerning customers, NPB, Bank, any NPB or Bank subsidiary or any of its or their employees, (4) had documented unsatisfactory job performance under NPB's dismissal policy, or (5) violated NPB's Code of Conduct. The foregoing definition of "cause" is the definition of "cause" used by NPB, Bank and their subsidiaries in the ordinary course of business.

(b) If Employer terminates Executive's employment for cause:

(1) Employer shall give Executive a written notice of termination effective on the date specified by Employer in said notice, which notice shall contain a full statement of the facts and reasons for such termination;

(2) This Agreement shall terminate at such time, and such date of termination shall constitute the last date of the Term; and

(3) Employer shall not be obligated to pay Executive any further compensation pursuant to Section 4 or otherwise, except for (A) Section 4 compensation, if any, accrued and unpaid through the date of termination and (B) the remaining amount payable to Executive pursuant to Section 6, if any, in accordance with the Nittany Incentive Plan.

13. Termination--Without Cause. Employer may terminate Executive's employment at any time without cause (defined in Section 12(a)). In such event:

(a) This Agreement shall remain in effect for the remainder of the Term and shall terminate thereafter;

(b) Employer shall continue to pay Executive the compensation set forth in Section 4 for the remainder of the Term at the times set forth in Section 4;

(c) Employer shall continue to pay Executive the compensation set forth in Section 6, if any, at the times and for the duration set forth in Nittany Incentive Plan;

(d) Employer shall reimburse Executive for the cost of "COBRA" health care continuation coverage for the remainder of the Term;

(e) If a Change in Control (defined in Section 8(b)) shall occur prior to the end of the Term, Employer shall pay to Executive the payment to which Executive is entitled pursuant to Section 8;

(f) Employer shall continue to pay Executive any amounts due to him pursuant to Section 26 hereof, at the times set forth in Section 26;

(g) if applicable, during the Tail Period described in Section 14(b)(5) or Section 14(b)(6) below, Employer shall make cash payments to Executive at a rate of Fifty-Two Thousand Dollars ($52,000) per year (pro-rated for partial years), in approximately equal installments during such Tail Period on the customary salary payment dates of Employer, subject to applicable income tax withholding and other deductions required by law; and

(h) Executive shall not receive any other employee benefits, including the benefits described in Section 7 of this Agreement, or be entitled to participate in any other plan or plans providing benefits generally to employees of Employer which are presently in effect or which may hereafter be adopted by Employer, for the remainder of the Term.

14. Non-Competition.

(a) Executive acknowledges that NPB is a registered bank holding company engaged principally in the commercial and retail banking business through its ownership, support, operation and management of its subsidiaries, including Bank. During the Term and thereafter for the applicable Tail Period (as defined in Section 14(b) below), if any, Executive shall not, directly or indirectly, acting alone or in conjunction with others:

(1) Engage as a director, officer, employee, partner, shareholder, consultant, agent or in any other capacity, in the commercial or retail banking business in competition with NPB, Bank or any other future NPB banking subsidiary, in any location whether or not within the Commonwealth of Pennsylvania that is within either fifty (50) miles of Boyertown, Berks County, Pennsylvania, or within fifty (50) miles of State College, Centre County, Pennsylvania;

(2) Request any customers of NPB, Bank or any other future NPB banking subsidiary, to curtail or cancel their business with NPB, Bank, or any other future NPB banking subsidiary, excluding himself and any customer who is a relative of Executive; or

(3) Induce, or attempt to influence, any employee of NPB, Bank, or any other future NPB banking subsidiary to terminate employment with NPB, Bank, or any other future NPB banking subsidiary, or to enter into any employment or other business relationship with any other person (including Executive), firm or corporation.

(b) “Tail Period” shall have the following meaning, as the case may be:

(1) If, following any Change in Control, either Executive or Employer terminates Executive’s employment for any reason, whether voluntarily or involuntary, whether pursuant to Section 8(a) or otherwise (but excluding the reasons set forth in clause (7) below), then the Tail Period shall be a period of one year from the date of such termination.

(2)  If Executive terminates his employment pursuant to Section 11 hereof (other than following a Change of Control), then the Tail Period shall be a period of two years from the date of such termination.

(3) If Employer terminates Executive’s employment pursuant to Section 12 hereof (other than following a Change of Control), then the Tail Period shall be a period of one year from the date of such termination.

(4) If Employer terminates Executive’s employment pursuant to Section 13 hereof (other than following a Change of Control) and there shall be two years or more remaining in the Term, then there shall be no Tail Period.

(5) If Employer terminates Executive’s employment pursuant to Section 13 hereof (other than following a Change of Control) and there shall be less than two years but more than one year remaining in the Term, then the Tail Period shall be such period of time which, when added to the remainder of the Term, would equal a period of two years.

Examples:

If Employer terminates Executive’s employment pursuant to Section 13 hereof (other than following a Change of Control):	Then the Tail Period in such case will be:
Three (3) years and one (1) month after the Effective Date	One (1) year and eleven (11) months after the end of the Term
Three (3) years and six (6) months after the Effective Date	One (1) year and six (6) months after the end of the Term
Three (3) years and eleven (11) months after the Effective Date	One (1) year and one (1) month after the end of the Term

(6) If Employer terminates Executive’s employment pursuant to Section 13 hereof (other than following a Change of Control) and there shall be one year or less remaining in the Term, then the Tail Period shall be a period of one year from the end of the Term.

(7) If Employer terminates Executive’s employment pursuant to Section 9 hereof, or upon the expiration of the Term, then regardless of whether a Change of Control shall have previously occurred, there shall be no Tail Period.

(c) Executive recognizes that immediate and irreparable damage will result to Employer if Executive breaches any of the terms and conditions of this Section 14 and, accordingly, Executive hereby consents to the entry by any court of competent jurisdiction of an injunction against him to restrain any such breach, in addition to any other remedies or claims for money damages which Employer may seek. Executive represents and warrants to Employer that Executive’s experience and capabilities are such that Executive can obtain employment in business without breaching the terms and conditions of this Section 14, and the enforcement hereof by injunction or otherwise will not prevent Executive from earning a livelihood. This Section 14 shall remain in full force and effect in accordance with its provisions following any termination of this Agreement.

15. Non-Disclosure. During the Term and for an indefinite period thereafter, Executive shall not, directly or indirectly, acting alone or in conjunction with others, disclose to any person, firm or corporation any of the following information: any trade secret, any details of organization or business affairs, any names of past or present customers, consumers or employees, or any other proprietary data or confidential information, of NPB, Bank, or of any of NPB's other direct or indirect, present or future, subsidiaries or affiliates; provided, however, that disclosure of such information within the scope of Executive's employment, disclosure of such information as is required by law, and disclosure of such information already in the public domain through no fault of Executive, shall not be prohibited by this Section 15.

Employer may enforce the provisions of this Section 15 by suit for damages, injunction, or both. Executive agrees that Employer would be irreparably injured by the breach of any provision of this Section 15, and money damages alone would not be an appropriate measure of the harm to Employer from such continuing breach. Therefore, Executive acknowledges and agrees that Employer may seek equitable relief, including specific performance of the provisions of this Section 15, by injunction to remedy a breach of the provisions of this Section 15. This Section 15 shall remain in full force and effect in accordance with its provisions following any termination of this Agreement.

16. Binding Effect, Assignment.

(a) This Agreement shall be binding upon and inure to the benefit of NPB and Bank, and it shall be assignable to any corporation, limited liability company or other entity which may be or become the legal employer of all of NPB's and Bank's current employees in which case both NPB and Bank shall be guarantors of the due performance of all obligations set forth herein and the term "Employer" used herein shall include such assignee. This Agreement shall also be assignable to any corporation, bank or other entity which may acquire NPB's or Bank's business or all or substantially all of the assets of NPB or Bank, or with or into which NPB or Bank may be merged or consolidated, as provided in Section 16(b).

(b) Each of NPB and Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of NPB or Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that NPB or Bank would be required to perform it if no such succession had taken place. Failure to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement, in which case a "Change in Control" (as defined in Section 8(b)) shall be deemed to have occurred and Executive shall have the immediate right to take the actions and receive the payments provided in Section 8. As used in this Agreement, "NPB" and "Bank" shall mean NPB and Bank as previously defined and any successor to the business and/or assets of NPB or Bank as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(c) This Agreement shall be binding upon and inure to the benefit of Executive, Executive’s personal and legal representatives, heirs, distributees, devisees and assigns. Notwithstanding the foregoing, the obligations and duties of Executive hereunder shall be personal and not assignable or delegable by Executive in any manner whatsoever.

17. Exception for Across-the-Board Actions. If, during the Term, the Boards of Directors of NPB and Bank shall determine, acting in good faith and with a reasonable basis, that it is in the best interests of NPB, Bank and NPB's shareholders to implement one or more broad, across-the-board cost-cutting measures for all members of senior management of NPB and its subsidiaries, then, notwithstanding Sections 4 and 7, Executive's base compensation and other benefits may be reduced in accordance with such cost-cutting measures in a manner consistent with any such reductions in base compensation and/or other benefits for other senior officers generally.

18. Employment After Term; Survival of Provisions. Upon expiration of the Term, as it may be extended from time to time and Executive's employment status shall convert to "at will" employment status and the provisions of Section 15 relating to non-disclosure shall remain in full force and effect in accordance with its provisions.

19. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally or two business days after mailing if mailed by prepaid, registered or certified mail, return receipt requested, addressed as follows:

If to NPB, to:

Wayne R. Weidner
Chairman and Chief Executive Officer
National Penn Bancshares, Inc.
Reading and Philadelphia Avenues
Boyertown, PA 19512

If to Bank, to:

Glenn E. Moyer
President and Chief Executive Officer
National Penn Bank
Reading and Philadelphia Avenues
Boyertown, PA 19512

If to Executive, at the address set forth on the signature page hereto;

or to such other address as may have been previously furnished by the party to the other by notice given in the manner provided herein.

20. Entire Agreement. This Agreement is intended by the parties to constitute and does constitute the entire agreement between NPB, Bank and Executive with respect to the subject matter hereof. This Agreement supersedes any and all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written.

21. Amendment. This Agreement may be amended, modified, waived, discharged or terminated only by an instrument in writing signed by Executive, an authorized officer of NPB or an authorized officer of Bank, as the case may be, against whom or which enforcement of the amendment, modification, waiver, discharge or termination is sought.

22. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

23. Interpretation of Provisions. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Without limiting the generality of the foregoing, if a court of competent jurisdiction shall determine that the time or geography provisions of Section 14 are not reasonable, then such provision(s) shall be reformed to reflect such period of time or geographical areas as the court shall determine to be reasonable and enforceable.

24. Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

25. Joint and Several Obligations. All obligations of NPB and Bank herein shall be joint and several obligations.

26. Termination of Prior Agreement, Pay-Out of Change-in-Control Benefit. Effective concurrently with the closing of the Merger, the Nittany Bank Employment Agreement is terminated and of no further force and effect, and in exchange for consent to such agreement termination, the Executive shall be paid the amount calculated under Section 9(a) of the Nittany Bank Employment Agreement without regard to the occurrence of the conditions precedent to such payments less the sum of any other payments that would constitute parachute payments under section 280G of the Code with respect to the Merger (“Cancellation Payment”), such Cancellation Payment to be paid to Executive (after any required withholding or excise tax, if applicable), as follows: one-half shall be paid within five (5) business days following the Effective Date and the remainder shall be placed in an interest bearing escrow account at Bank (the “Escrow Account”) that would earn interest at the “National Penn Investors Trust Company” money market account rate. Monies held in the Escrow Account shall be paid to Executive in 3 installments as follows: (i) one-fifth (1/5) of the escrowed amount, plus accrued interest thereon, within five (5) business days following the 1st anniversary of the Effective Date; (ii) one-fifth (1/5) of the escrowed amount, plus accrued interest thereon, within five (5) business days following the 2nd anniversary of the Effective Date; and (iii) three-fifths (3/5) of the escrowed amount, plus accrued interest thereon, within five (5) business days following the 3rd anniversary of the Effective Date. Notwithstanding the foregoing, if Executive is eligible for payment under Section 8(a) and exercises his option to receive such payment in accordance with such Section, then all monies in the Escrow Account, together with accrued but unpaid interest on those monies, shall be paid to Executive concurrently with the payment being made under Section 8(a). If Executive terminates employment pursuant to Section 11 hereof or Employer terminates employment of Executive pursuant to Section 12 hereof, all monies in the Escrow Account, together with all accrued and unpaid interest thereon, shall be paid to NPB within thirty (30) days following either of those events.

27. Deferred Compensation. Notwithstanding anything herein to the contrary, in no event shall this Agreement be construed to cause a payment of deferred compensation (as defined for purposes of Section 409A of the Code and any guidance or regulations promulgated thereunder) to be made on any date (or upon the occurrence of any event) which would cause the imposition of an excise tax under Section 409A of the Code. In the event that this Agreement purports to provide that such a payment is to be made on any date (or upon the occurrence of any event) which would cause the imposition of an excise tax under Section 409A of the Code, such payment shall not be made until the earliest date on which (or upon the occurrence of the next event upon which) such payment can be made without causing the imposition of such an excise tax.

28. Effective Date. This Agreement shall terminate and be of no further force and effect if for any reason the Merger Agreement is terminated prior to a Merger.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

NATIONAL PENN BANCSHARES, INC.

By: /s/ Wayne R. Weidner
Name: Wayne R. Weidner
Title: Chairman/CEO

NATIONAL PENN BANK

By: /s/ Glenn E. Moyer
Name: Glenn E. Moyer
Title: President/CEO

Witness:/s/ Lisa M. Williams	/s/ Richard C. Barrickman
Richard C. Barrickman

Address:
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